EXHIBIT 99.1

PRESS RELEASE
August 24, 2018

For further information contact:
Thomas J. Hromatka
Chairman of the Board
WCF Bancorp
Webster City, IA
515.832.3071
For Immediate Release

WCF Bancorp, parent of WCF Financial Bank, today announced that Michael Segner has been named Chief Executive Officer of WCF Bancorp and WCF Financial Bank.  He will also serve on the company's board of directors.  Mr. Segner replaces retiring CEO Steve Mourlam.  He will begin his duties on August 27, 2018.
"Mike is the right person to lead our bank forward," said Board Chairman Thomas J. Hromatka. "Mike has a long and distinguished career as a community bank CEO with vast experience in the oversight of credit administration practices.  Additionally, he has the experience and skills to continue to build on the long history of success of WCF Financial Bank".   Segner will oversee all aspects of the bank's growth and strategy.

Current CEO Steve Mourlam will assist in the transition, according to Hromatka.  "Steve's service to WCF Financial Bank for nearly forty years is truly appreciated.  In his role as CEO, Steve guided the bank into a new era as a public company and most recently, with a change of charters.   We are pleased he will remain on our board of directors to continue to utilize his knowledge and skills," Hromatka stated.

About the Company and the Bank
WCF Bancorp is the registered savings and loan holding company for its wholly-owned subsidiary, WCF Financial Bank.  WCF Financial Bank is an Iowa-based community bank that was chartered and began operations in 1934, and has operated in Webster City, Iowa continuously since this date. We operate our business through our main office in Webster City, Iowa, and one full-service branch in Independence, Iowa. The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the fullest extent permitted by law.
CONTACT: Michael R. Segner, President and CEO, WCF Bancorp, Inc. of Iowa, 515-832- 3071, or visit our website www.wcfbank.com for additional information.
Certain information in this press release may constitute forward-looking information that involves risks and uncertainties that could cause actual results to differ materially from those estimated. Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors that could cause actual results to differ materially from those estimated. Undue reliance should not be placed on such forward-looking statements.